Exhibit 99.1

AUTOKINITON COMPLETES ACQUISITION OF TOWER INTERNATIONAL

NEW BOSTON, Mich., September 30, 2019 — Autokiniton US Holdings, Inc. (“AGG”) today announced the completion of its acquisition of Tower International, Inc. (NYSE: TOWR) (“Tower”), a leading manufacturer of engineered automotive structural metal components and assemblies, for $31 per share in cash. AGG is a subsidiary of Autokiniton Global Group, LP, a portfolio company of KPS Capital Partners, LP (“KPS”), a leading global private equity firm with approximately $5.1 billion of assets under management, as of June 30, 2019.

The tender offer for the outstanding shares of Tower’s common stock, which was made in connection with the Agreement and Plan of Merger, dated as of July 12, 2019, by and among AGG, Tiger Merger Sub, Inc. (“Merger Sub”) and Tower (the “Merger Agreement”), expired at 5:00 p.m., Eastern Daylight Time, on September 27, 2019. Following the successful completion of the tender offer, on September 30, 2019, AGG completed the acquisition of Tower through the merger of Merger Sub with and into Tower without a vote of Tower’s stockholders pursuant to Section 251(h) of the General Corporation Law of the State of Delaware. As a result of the merger, Tower became a wholly owned subsidiary of AGG and its shares of common stock will no longer trade on the New York Stock Exchange.

In connection with the merger, each share of common stock of Tower not validly tendered into the Offer (other than certain shares and shares held by any stockholder who is entitled to demand and has properly demanded appraisal for such shares in accordance with, and who complies in all respects with, Section 262 of the DGCL) has been cancelled and converted into the right to receive $31 per share, in cash, net of applicable withholding, without interest in accordance with the Merger Agreement.

About Tower

Tower International is a leading manufacturer of engineered automotive structural metal components and assemblies primarily serving original equipment manufacturers. Tower offers automotive customers a broad product portfolio, supplying body-structure stampings, frame and other chassis structures, and complex welded assemblies for small and large cars, crossovers, pickups, and sport utility vehicles. Headquartered in Livonia, Michigan, Tower has approximately 5,700 employees and 2018 full-year revenue of $1.6 billion. Tower has 14 manufacturing facilities strategically located throughout the United States, Mexico, and Brazil supported by five engineering and sales locations throughout the world.

About Autokiniton Global Group

AGG is a leading North American supplier of metal-formed components and complex assemblies to the automotive industry. AGG manufactures body structures, interiors, closures, thermal management components, and chassis components. Headquartered in New Boston, Michigan, AGG has a product portfolio that is well-positioned for key automotive trends, including electrification, lightweighting, emission reduction regulations and increased cross over utility vehicle/sport utility vehicle (CUV/SUV) penetration. AGG maintains long-standing relationships with its blue-chip customers including General Motors, Ford, Nissan, Fiat Chrysler Automobiles, Honda, Tesla and BMW.

About KPS Capital Partners

KPS, through its affiliated management entities, is the manager of the KPS Special Situations Funds, a family of investment funds with approximately $5.1 billion of assets under management (as of June 30, 2019). For over two decades, the Partners of KPS have worked exclusively to realize significant capital appreciation by making controlling equity investments in manufacturing and industrial companies across a diverse array of industries, including basic materials, branded consumer, healthcare and luxury products, automotive parts, capital equipment and general manufacturing. KPS creates value for its investors by working constructively with talented management teams to make businesses better, and generates investment returns by structurally improving the strategic position, competitiveness and profitability of its portfolio companies, rather than primarily relying on financial leverage. The KPS Funds’ portfolio companies currently have aggregate annual revenues of approximately $6.7 billion, operate 106 manufacturing facilities in 28 countries, and have approximately 24,000 employees, directly and through joint ventures worldwide. The KPS investment strategy and portfolio companies are described in detail at www.kpsfund.com.

AGG Contact for Media Relations:

Mark Semer or Daniel Yunger, Kekst CNC, +1 212 521 4800